Exhibit 99.1
Monroe Capital Corporation BDC Announces First Quarter 2024 Results
CHICAGO, IL, May 8, 2024 – Monroe Capital Corporation (NASDAQ: MRCC) (“Monroe”) today announced its financial results for the first quarter ended March 31, 2024.
Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.
First Quarter 2024 Financial Highlights
•Net Investment Income of $5.5 million, or $0.25 per share
•Adjusted Net Investment Income (a non-GAAP measure described below) of $5.5 million, or $0.25 per share
•Net increase in net assets resulting from operations of $3.2 million, or $0.15 per share
•Net Asset Value (“NAV”) of $201.5 million, or $9.30 per share
•Paid quarterly dividend of $0.25 per share on March 29, 2024
•Current annual cash dividend yield to shareholders of approximately 13.8%(1)
Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report that our Adjusted Net Investment Income has covered our dividend for the 16th consecutive quarter. Our focus remains on credit quality for our predominantly first lien portfolio. Additionally, we are leveraging current market dynamics to enhance risk-adjusted returns. This dual focus underscores our commitment to delivering value for stockholders.”
Monroe Capital Corporation is a business development company affiliate of the award-winning private credit investment firm and lender, Monroe Capital LLC.
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(1) Based on an annualized dividend and closing share price as of May 7, 2024.

Management Commentary
Adjusted Net Investment Income totaled $5.5 million or $0.25 per share for the quarter ended March 31, 2024. This compares with $5.6 million or $0.26 per share for the quarter ended December 31, 2023. The slight decrease in Adjusted Net Investment Income during the quarter is primarily driven by a decrease in total investment income primarily resulting from a reduction in the average invested assets over the period. This decrease in total investment income was partially offset by a decrease in operating expenses during the quarter. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.
NAV decreased by $0.10 per share, or 1.1%, to $201.5 million or $9.30 per share as of March 31, 2024, compared to $203.7 million or $9.40 per share as of December 31, 2023. The decrease in NAV this quarter was primarily the result of net unrealized losses attributable to portfolio companies that have underlying credit performance concerns resulting in a risk rating of Grades 3, 4 or 5 on our investment performance risk rating scale that were still held as of March 31, 2024.
During the quarter, MRCC’s debt-to-equity leverage increased from 1.49 times debt-to-equity to 1.60 times debt-to-equity. While average leverage during the quarter was lower than during the prior quarter, the increase in leverage as of March 31, 2024 was primarily driven by purchases of investments towards the end of the quarter, which resulted in additional borrowings on the revolving credit facility. We continue to focus on managing our investment portfolio and selectively redeploying capital resulting from future repayments.
Selected Financial Highlights
(in thousands, except per share data)

	March 31, 2024	December 31, 2023
Consolidated Statements of Assets and Liabilities data:	(unaudited)	(audited)
Investments, at fair value	$500,889	$488,386
Total assets	$527,488	$513,186
Net assets	$201,502	$203,724
Net asset value per share	$9.30	$9.40

	Three months ended
	March 31, 2024	December 31, 2023
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$5,470	$5,278
Adjusted net investment income(2)	$5,488	$5,589
Net gain (loss)	$(2,275)	$(3,694)
Net increase (decrease) in net assets resulting from operations	$3,195	$1,584

Per share data:
Net investment income	$0.25	$0.24
Adjusted net investment income(2)	$0.25	$0.26
Net gain (loss)	$(0.10)	$(0.17)
Net increase (decrease) in net assets resulting from operations	$0.15	$0.07
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(2) See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review
The Company had debt and equity investments in 98 portfolio companies, with a total fair value of $500.9 million as of March 31, 2024, as compared to debt and equity investments in 96 portfolio companies, with a total fair value of $488.4 million, as of December 31, 2023. The Company’s portfolio consists primarily of first lien loans, representing 81.9% of the portfolio as of March 31, 2024, and 82.4% of the portfolio as of December 31, 2023. As of March 31, 2024, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 11.9% and 11.9%, respectively, as compared to the weighted average contractual and effective yield of 12.1% and 12.1%, respectively, as of December 31, 2023. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of March 31, 2024, 2.1% of the Company’s total investments at fair value were on non-accrual as compared to 1.5% as of December 31, 2023.
Financial Review
Net investment income for the quarter ended March 31, 2024 totaled $5.5 million, or $0.25 per share, compared to $5.3 million, or $0.24 per share, for the quarter ended December 31, 2023. Adjusted Net Investment Income was $5.5 million, or $0.25 per share, for the quarter ended March 31, 2024, compared to $5.6 million, or $0.26 per share, for the quarter ended December 31, 2023. Total investment income for the quarter ended March 31, 2024 totaled $15.2 million, compared to $15.5 million for the quarter ended December 31, 2023. Results for quarter ended December 31, 2023 included the reversal of $0.5 million of previously accrued fee income associated with the Company’s former loan investment in IT Global Holdings, LLC (“IT Global”). The Company has no remaining fee income accrued associated with IT Global. Excluding the impact of this fee income reversal, investment income decreased by $0.8 million, primarily as a result of the decrease in the size of the Company’s average investment portfolio during the quarter and the increase in the number of portfolio companies on non-accrual status. Total expenses for the quarter ended March 31, 2024 totaled $9.7 million, compared to $10.2 million for the quarter ended December 31, 2023, primarily due to a decrease in income taxes, including excise taxes, and a decline in interest and other debt financing expenses driven by a reduction in the Company’s average debt outstanding. The decrease in income taxes, including excise taxes, is primarily the result of a decline in income tax expense associated with blocker entities that hold certain of the Company's equity investments.
Net gain (loss) was $(2.3) million for the quarter ended March 31, 2024, compared to $(3.7) million for the quarter ended December 31, 2023. This net loss for the quarter ended March 31, 2024 was primarily attributable to unrealized mark-to-market losses attributable to portfolio companies that have underlying credit performance concerns resulting in a risk rating of Grade 3, 4 or 5 on our investment performance risk rating scale that were still held as of quarter end, partially offset by net gains on the remainder of the portfolio.
Net increase (decrease) in net assets resulting from operations was $3.2 million, or $0.15 per share, for the quarter ended March 31, 2024, compared to $1.6 million, or $0.07 per share, for the quarter ended December 31, 2023.
Liquidity and Capital Resources
At March 31, 2024, the Company had $4.9 million in cash and cash equivalents, $191.7 million of debt outstanding on its revolving credit facility and $130.0 million of debt outstanding on its 2026 Notes. As of March 31, 2024, the Company had approximately $63.3 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.
MRCC Senior Loan Fund
SLF is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of March 31, 2024, the Company had made net capital contributions of $42.7 million in SLF with a fair value of $33.0 million, as compared to net capital contributions of $42.7 million in SLF with a fair value of $33.1 million at December 31, 2023. During the quarter ended March 31, 2024, the Company received dividend income from SLF of $0.9 million, consistent with the $0.9 million received during the quarter ended December 31, 2023. SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. SLF’s average mark on the underlying investment portfolio decreased slightly during the quarter, from 90.9% of amortized cost as of December 31, 2023, to 88.9% of amortized cost as of March 31, 2024.

As of March 31, 2024, SLF had total assets of $124.9 million (including investments at fair value of $116.4 million), total liabilities of $58.9 million (including borrowings under the $110.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $58.0 million) and total members’ capital of $66.0 million. As of December 31, 2023, SLF had total assets of $148.4 million (including investments at fair value of $139.9 million), total liabilities of $82.2 million (including borrowings under the SLF Credit Facility of $82.0 million) and total members’ capital of $66.2 million.
Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.
The following tables provide a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented (in thousands, except per share data):

	Three months ended
	March 31, 2024		December 31, 2023
	Amount	Per Share Amount	Amount	Per Share Amount
	(unaudited)
Net investment income	$5,470	$0.25	$5,278	$0.24
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	18	—	311	0.02
Adjusted Net Investment Income	$5,488	$0.25	$5,589	$0.26
Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
First Quarter 2024 Financial Results Conference Call
The Company will host a webcast and conference call to discuss these operating and financial results on Thursday, May 9, 2024 at 11:00 AM ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (800) 715-9871 approximately 10 minutes prior to the call. Please reference conference ID # 4375418.
For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.
For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended March 31, 2024 to be filed with the SEC (www.sec.gov) on Wednesday, May 8, 2024.

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	March 31, 2024	December 31, 2023
	(unaudited)	(audited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$384,266	$371,723
Non-controlled affiliate company investments	83,633	83,541
Controlled affiliate company investments	32,990	33,122
Total investments, at fair value (amortized cost of: $525,658 and $510,876, respectively)	500,889	488,386
Cash and cash equivalents	4,856	4,958
Interest and dividend receivable	20,885	19,349
Other assets	858	493
Total assets	$527,488	$513,186

LIABILITIES
Debt:
Revolving credit facility	$191,700	$174,100
2026 Notes	130,000	130,000
Total debt	321,700	304,100
Less: Unamortized deferred financing costs	(2,908)	(3,235)
Total debt, less unamortized deferred financing costs	318,792	300,865
Interest payable	1,621	3,078
Management fees payable	2,048	2,100
Incentive fees payable	1,368	1,319
Accounts payable and accrued expenses	2,081	2,100
Directors' fees payable	76	—
Total liabilities	325,986	309,462
Net assets	$201,502	$203,724

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,666 and 21,666 shares issued and outstanding, respectively	$22	$22
Capital in excess of par value	298,127	298,127
Accumulated undistributed (overdistributed) earnings	(96,647)	(94,425)
Total net assets	$201,502	$203,724
Net asset value per share	$9.30	$9.40

MONROE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	March 31, 2024	December 31, 2023
	(unaudited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$10,830	$11,459
Payment-in-kind interest income	808	830
Dividend income	59	67
Fee income	37	(323)
Total investment income from non-controlled/non-affiliate company investments	11,734	12,033
Non-controlled affiliate company investments:
Interest income	1,188	1,134
Payment-in-kind interest income	1,307	1,384
Dividend income	53	52
Total investment income from non-controlled affiliate company investments	2,548	2,570
Controlled affiliate company investments:
Dividend income	900	900
Total investment income from controlled affiliate company investments	900	900
Total investment income	15,182	15,503
Operating expenses:
Interest and other debt financing expenses	5,507	5,669
Base management fees	2,048	2,100
Incentive fees	1,368	1,319
Professional fees	268	178
Administrative service fees	209	233
General and administrative expenses	218	381
Directors' fees	76	34
Total operating expenses	9,694	9,914
Net investment income before income taxes	5,488	5,589
Income taxes, including excise taxes	18	311
Net investment income	5,470	5,278
Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	4	285
Net realized gain (loss)	4	285
Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	(1,344)	(2,437)
Non-controlled affiliate company investments	(803)	(1,395)
Controlled affiliate company investments	(132)	(147)
Net change in unrealized gain (loss)	(2,279)	(3,979)
Net gain (loss)	(2,275)	(3,694)
Net increase (decrease) in net assets resulting from operations	$3,195	$1,584

Per common share data:
Net investment income per share - basic and diluted	$0.25	$0.24
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.15	$0.07
Weighted average common shares outstanding - basic and diluted	21,666	21,666

Additional Supplemental Information:
The composition of the Company’s investment income was as follows (in thousands):

	Three months ended
	March 31, 2024	December 31, 2023
	(unaudited)
Interest income	$11,662	$12,226
Payment-in-kind interest income	2,115	2,214
Dividend income	1,012	1,019
Fee income	37	(323)
Prepayment gain (loss)	105	175
Accretion of discounts and amortization of premiums	251	192
Total investment income	$15,182	$15,503
The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	Three months ended
	March 31, 2024	December 31, 2023
	(unaudited)
Interest expense - revolving credit facility	$3,625	$3,783
Interest expense - 2026 Notes	1,555	1,555
Amortization of deferred financing costs	327	331
Total interest and other debt financing expenses	$5,507	$5,669

About Monroe Capital Corporation
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.
About Monroe Capital
Monroe Capital LLC (including its subsidiaries and affiliates, together “Monroe”) is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains 10 offices throughout the United States and Asia.
Monroe has been recognized by both its peers and investors with various awards including Private Debt Investor as the 2023 Lower Mid-Market Lender of the Decade, 2023 Lower Mid-Market Lender of the Year, 2023 CLO Manager of the Year, Americas; Inc.’s 2023 Founder-Friendly Investors List; Global M&A Network as the 2023 Lower Mid-Markets Lender of the Year, U.S.A.; DealCatalyst as the 2022 Best CLO Manager of the Year; Korean Economic Daily as the 2022 Best Performance in Private Debt – Mid Cap; Creditflux as the 2021 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information and important disclaimers, please visit www.monroecap.com.
Forward-Looking Statements
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.
SOURCE:          Monroe Capital Corporation

Investor Contact:	Mick Solimene
Chief Financial Officer and Chief Investment Officer
Monroe Capital Corporation
(312) 598-8401
Email: msolimene@monroecap.com

Media Contact:	Daniel Abramson
BackBay Communications
(857) 305-8441
Email: daniel.abramson@backbaycommunications.com